UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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XEROX CORPORATION

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FILED BY XEROX HOLDINGS CORPORATION

PURSUANT TO RULE 425 UNDER THE SECURITIES ACT OF 1933

AND BY XEROX CORPORATION

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SUBJECT COMPANY: XEROX HOLDINGS CORPORATION

SEC REGISTRATION FILE NO. 333-230342

LETTER FROM CHAIRMAN OF THE BOARD AND COMPENSATION COMMITTEE CHAIR

May 16, 2019

Dear Fellow Shareholders,

Xerox experienced significant tumult in 2018, but through it all this Compensation Committee took steps to strengthen the long-term health of our business and generate value for our shareholders.

We recruited a new CEO and established appropriate compensation arrangements. Following the resignation of our former CEO and the termination of the previously proposed transaction with Fujifilm, there was considerable speculation in the market about whether Xerox would continue to be an independent company. Given that uncertainty, the Committee needed to make certain concessions to attract a CEO the Board believed was capable of stabilizing the business and engineering a turnaround. These concessions were intended to be aligned with the best interests of our shareholders, with the Company’s performance ultimately driving the vast majority of the value to be received. They included:

•	A significant one-time sign-on stock award; and

•	A modified single-trigger change in control agreement (which will sunset on May 14, 2020)

Mr. Visentin’s ongoing compensation package was set at the approximate median of our competitive peer group, which we selected through methodical analysis and discussion. As shown in our Proxy Statement (page 71) and recapped in the chart below, Mr. Visentin is expected to earn considerably less in 2019 than he did in 2018 since his one-time, sign-on compensation was only for 2018.

Year	Vice Chairman and CEO	Base Salary ($)	Bonus and Non- Equity Incentive Awards ($)	Stock and Option Awards ($)	Other Compensation ($)	Total ($)
2018	G. Visentin	756,522	3,300,000	19,072,839	329,642	23,459,003
2019	G. Visentin	1,200,000	1,800,000*	10,000,000*	TBD	13,000,000

*At target

We developed, communicated and implemented a new strategy, which has already shown traction. We held an Investor Day in February 2019 to explain our new strategy in detail, and we received a resounding vote of confidence from our investors which is reflected in our stock price. Given the tremendous amount of development work that occurred in 2018 on that strategy, led from management by Mr. Visentin, the Compensation Committee exercised discretion to provide an increase to the 2018 non-equity incentive award payouts of certain officers.

We followed a rigorous process to set compensation levels for our CEO and other NEOs. We worked with the Committee’s independent consulting firm to set compensation levels for our NEOs. We first developed a peer group list of companies that are similar to Xerox in term of industry, revenue and market capitalization. We compared against these companies to develop a range of market compensation, one of the key factors used to set compensation for our NEOs. Other factors included experience and performance over time. We believe that compensation packages for our NEOs are structured appropriately to the external market for their roles and that there is sufficient performance based pay to create a strong alignment with Xerox performance.

We took compensation actions to help retain the right team to execute the new strategy. We believe our 2019 programs contain performance metrics and goals that are aligned with our new strategy and will increase shareholder value. With the right incentives in place, but also a lingering overhang of uncertainty, we determined it was best to ensure that our broader leadership team had sufficient retention vehicles in place. Thus, we modified the remaining portions of an earlier stock incentive program, which contained metrics that were not aligned with the Company’s new strategic direction, to essentially provide for some time-based vesting. This allowed us to increase our retention capability without incurring any additional expense. Our Named Executive Officers as well as approximately 1,000 other critical employees participate in this program.

During 2018, the Company conducted hundreds of calls and meetings with individual shareholders, and we received virtually no negative commentary from them concerning executive compensation. Nevertheless, in 2019, we will establish a separate outreach program dedicated to compensation matters to ensure that we elicit and gather specific feedback that we can take into consideration as part of our shareholder engagement.

We respectfully request your support to approve, on an advisory basis, the 2018 compensation of our Named Executive Officers.

Thank you for your trust and confidence.

Sincerely,

Keith Cozza	Cheryl Gordon Krongard

Additional Information

In connection with the proposed corporate reorganization, Xerox Holdings Corporation (“Holdings”) has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (File No. 333-230342) that includes a joint proxy statement/prospectus consisting of a proxy statement relating to the 2019 annual meeting of shareholders of Xerox and a prospectus relating to the common stock of Holdings. The registration statement was declared effective on April 22, 2019. Xerox filed with the SEC the joint proxy statement/prospectus on April 22, 2019 and began mailing it to Xerox shareholders on April 23, 2019. Xerox and Holdings may also file other relevant documents with the SEC regarding the proposed corporate reorganization. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the definitive joint proxy statement/prospectus and other relevant documents filed by Xerox and Holdings with the SEC at the SEC’s website at www.sec.gov. Copies of the definitive joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the definitive joint proxy statement/prospectus can also be obtained, free of charge, by visiting Xerox’s investor information site at www.xerox.com/investor.